UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

  WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 5, 2013

Global Gold Corporation

(Exact name of registrant as specified in its charter)

Delaware	02-69494	13-3025550
(State or other jurisdiction	(Commission	(IRS
of incorporation)	File Number)	Identification No.)

555 Theodore Fremd Avenue, Rye, NY	10580
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (914) 925-0020

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 5, 2013, Global Gold Corporation (“GGC” and “the Company”) through its majority owned subsidiary Global Gold Consolidated Resources Limited, a Jersey Island private limited liability company (“GGCRL”), concluded a Binding Heads of Agreement contract with Signature Gold Limited of Sydney Australia (“Signature”) to merge the Armenian and Australian gold projects, into the renamed Global Signature Gold entity planned to be listed on the Australian Stock Exchange.

Signature is focused on Intrusive Related Gold System properties in Queensland, Australia and will be contributing its Mount Cassidy; Last Chance Day Dawn; Specimen Hill; Maxwellton; Fletcher’s Awl; Outer Rim; and Mosquito Hill gold projects. GGCRL will be contributing its Toukhmanuk and Getik gold projects in Armenia. GGCRL shall receive $80 million USD in shares plus up to $8 million in cash or shares for debt repayment; Signature shall receive $15 million AUD for its contributions. Closing is planned for October 30, 2013, and the closing is dependent on due diligence, regulatory, relevant lender, and corporate approvals, all as further described in exhibit 10.1 below.

More information on Signature Gold and its projects can be found at http://www.signaturegold.com.au/IRM/content/default.aspx and more information on GGCRL and Global Gold Corporation can be found at http://www.globalgoldcorp.com/

Item 8.01 Other Events

On September 10, 2013, the Company issued a press release to announce the conclusion of a Binding Heads of Agreement contract to merge Global Gold Consolidated Resources Limited and Signature Gold Limited.

Item 9.01 Exhibits

Exhibit No.	Description

10.1	Material Agreement – Heads of Agreement contract to merge Global Gold Consolidated Resources Limited and Signature Gold Limited

99.1	Press release of Global Gold Corporation announcing the merger terms for Global Gold Consolidated Resources Limited and Signature Gold Limited

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 10, 2013	Global Gold Corporation

	By:	/s/ Van Z. Krikorian
	Name:	Van Z. Krikorian
	Title:	Chairman & Chief
Executive Officer